SBD International, Inc announces Annual and Quarterly Reporting to be current by 3rd Quarter

MIAMI, February 07, 2007 () -- Management of SBD International Inc. (PINK: SBDN), a construction and real estate development company, announced that announced today that the company will file its annual reports and all quarterly reports by the end of the third quarter 2007.

The annual reports have been delayed because of a change of external auditors previously announced as well as the retaining of a new in house accounting firm to prepare its statements

The lack of timeliness of the annual reports had resulted in the company being relegated to the pink sheets and has placed the company in technical default of with its largest senior secured debt holder However it is expected that the default will be cured when the reports are filed and brought current

The annual reports will indicate operating income of 463,000 for the fiscal year 2006, indicate a total of approximately 275,000,000 shares issued and outstanding with free trading float of approximately 28,000,000 shares

Management has indicated that its operations are ongoing at the commercial development project in Chiefland, http://www.loopnet.com/xNet/MainSite/Listing/Profile/Profile.aspx?LID=14546391.)
The build out will be completed within the next month, August 2007

In addition, Design consultants, Victor Ramos, Architect, and TR Engineering of Chiefland a Civil Engineering firm have been retained to start the design portion of a 167 unit affordable residential development project also being developed in Chiefland Florida by its affiliate, SiteWorks Building & Development LLC.

SBD International, Inc., parent company to SiteWorks Building & Development LLC, is a Nevada based general contracting and real estate Development Company, engaged in commercial and residential construction, real estate development, general contracting and preconstruction planning, and construction management services on a global basis. We currently manage projects in West Palm Beach and Miami Florida and we are in the initial stages of developing projects in Thailand and other overseas markets.

SiteWorks Building & Development LLC is a Florida company engaged in the business of total site and built environment solutions. The company's core business is the construction of semi custom housing developments condo conversions, and middle-income multifamily buildings. SiteWorks, Inc. also performs construction management and general construction services. Other services provided include the marketing and distribution of innovative construction related and other technology products.

This press release contains "forward-looking" statements as that term is defined by Section 27A of the Securities Act of 1933, as amended, (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"). All statements that are included in this press release other than statements of historical fact are "forward-looking" statements. Although SiteWorks believes that the expectations reflecting in these forward-looking statements are reasonable, it can give no assurance that such expectations will materialize. Important factors could cause actual results to differ materially from the expectations as disclosed herein, including without limitation, in conjunction with these forward-looking statements contained in this press release.

SOURCE: SBD International Inc

CONTACT:	SBD International Inc C. Nurse, 954 489 2961 http://www.sbdinternational.net cnurse@sbdinternational.net

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